EXHIBIT 10(m)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“this Agreement”) is made this 12th day of April, 2010 between COVER-ALL TECHNOLOGIES INC., a Delaware corporation (the “Company”), and MR. SETH RACHLIN, an individual currently residing at 60 West 66th Street, Apt. 12A , New York, NY  10023 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company, through its wholly-owned subsidiary, Cover-All Systems, Inc., a Delaware corporation (“Systems”), has acquired substantially all of the assets of Moore Stephens Business Solutions, LLC, a Delaware limited liability company (“Seller”), pursuant to that certain Asset Purchase Agreement, dated as of April 12, 2010, by and among Systems, MSBS and all of the owners of MSBS (the “APA”);

WHEREAS, as a principal officer of Seller, the Executive has acquired specialized knowledge with respect to such operations of Seller and the conduct of its business;

WHEREAS, the Company desires to employ the Executive and to secure Executive’s agreement, among other things, to be employed with the Company, and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth; and

WHEREAS, the APA provides that the Executive and the Company shall enter into this Agreement as a condition precedent to the closing of the transactions contemplated therein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive, intending to be bound, agree as follows:

1.

Employment.  Subject to the provisions of this Agreement, the Company hereby employs Executive during the Employment Term (as defined below) as Executive Vice President of the Company and as Managing Director of the Company’s Business Intelligence Solutions unit (the “BIS Unit”), and Executive hereby agrees to serve the Company in such capacity. The Executive shall perform such services customary to that office and such other duties and services as shall from time to time be assigned to him by the Chief Executive Officer or the President of the Company.  The Executive will devote his full business time and energies to the business and affairs of the Company.  The Executive shall be based at the Company’s office in New York, New York, and may be required to travel to other geographical areas, including to the Company’s principal executive offices in New Jersey, in connection with the conduct of the Company’s business, provided, that the reasonable travel expenses associated therewith shall be reimbursed by the Company.

2.

Term.  The term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall expire on December 31, 2012 (the “Expiration Date”), unless extended in writing by both the Company and the Executive or earlier terminated pursuant to Section 4 of this Agreement (the “Employment Term”).  For purposes hereof, the period beginning on the Effective Date and ending on December 31, 2010 shall be deemed to be the “First Year” of the Employment Term, the period beginning on January 1, 2011 and ending on December 31, 2011 shall be deemed to be the “Second Year” of the Employment Term, and the period beginning on January 1, 2012 and ending on December 31, 2012 shall be deemed to be the “Third Year” of the Employment Term.  Any of the First Year, Second Year and Third Year may be referred to herein, as applicable, as a “Year”.

3.

Compensation and Other Related Matters.

(a)

Salary.  In consideration of the services to be rendered by the Executive hereunder, including, without limitation, any services rendered by him as an officer or director of the Company or any parent, subsidiary or affiliate of the Company, the Company agrees to pay to the Executive, and the Executive agrees to accept as compensation, an annual salary (the “Base Salary”) of $250,000, payable in equal bi-weekly installments in accordance with the Company’s normal payroll policies.  The Executive’s Base Salary shall be subject to all applicable withholding and other taxes.  On January 1st of each year during the Employment Term, the Base Salary (i) shall be increased by the same percentage increase, if any, in the Consumer Price Index (all urban wage consumers, CPI-U for Northeast Urban, Size A – more than 1.5 million people), and (ii) may, in addition to the increases set forth in Section 3(a)(i), be increased (but not decreased) by action of the Company’s Board of Directors in its sole discretion.

(b)

Performance Bonus.  In addition to the payment of the Base Salary, as provided for hereunder, the Company shall pay the Executive an annual cash bonus (subject to all applicable withholding and other taxes) based upon, for the First Year, the financial performance of the BIS Unit and, for the Second Year and the Third Year, the financial performance of the Company and the BIS Unit (the “Performance Bonus”) in an amount equal to, for the First Year, the BIS Bonus Amount (as defined herein) pro-rated based on the number of days during the First Year that the Executive was employed by the Company divided by 365, and, for each of the Second Year and Third Year, the sum of (x) the BIS Bonus Amount and (y) the CVR Bonus Amount (as defined herein); provided, however, that in no event shall the Performance Bonus for any Year exceed 150% of the Target Bonus (as defined below).  For purposes hereof, the “Target Bonus” for any Year shall mean an amount equal to the product of (i) the Applicable Bonus Factor (as defined below) and (ii) the Executive’s Base Salary as in effect for such Year); provided, however, that for the First Year, the Target Bonus shall pro-rated based on the number of days between the Effective Date and December 31, 2010 (inclusive of each) divided by 365.  The “Applicable Bonus Factor” shall mean (a) .50 for the First Year, (b) .55 for the Second Year and (c) .60 for the Third Year.

For the purposes calculating the Performance Bonus relating to the performance of the BIS Unit, the following definitions shall apply:

“BIS Bonus Amount” shall mean (x) the BIS Performance Factor multiplied by (y) the Executive’s Base Salary as in effect at that time, multiplied by (z) Applicable BIS Weight.

“BIS Performance Factor” shall mean the sum of (a) the BIS Revenue Factor (as defined herein) and (b) the BIS EBIT Factor (as defined herein).

“BIS Revenue Factor” shall mean the product of (a) the fraction, the numerator of which shall be the BIS Revenues (as defined herein) for such Year, and the denominator of which shall be the Targeted BIS Revenues (as defined herein) for such Year, and (b) the BIS Revenue Weight (as defined herein).

“BIS EBIT Factor” shall mean the product of (a) the fraction, the numerator of which shall be the BIS EBIT (as defined herein) for such Year, and the denominator of which shall be the Targeted BIS EBIT (as defined herein) for such Year, and (b) the BIS EBIT Weight (as defined herein).

“BIS EBIT” shall have the value set forth on Schedule A hereto.

“BIS EBIT Weight” shall have the value set forth on Schedule A hereto.

“Targeted BIS EBIT” shall have the value set forth on Schedule A hereto.

“BIS Revenues” shall have the value set forth on Schedule A hereto.

“BIS Revenue Weight” shall have the value set forth on Schedule A hereto.

“Targeted BIS Revenues” shall have the value set forth on Schedule A hereto.

“Applicable BIS Weight” shall mean (a) .50 for the First Year, (b) .45 for the Second Year and (c) .40 for the Third Year.

For the purposes calculating the Performance Bonus relating to the performance of the Company, the following definitions shall apply:

“CVR Bonus Amount” shall mean (x) the CVR Performance Factor multiplied by (y) the Executive’s Base Salary as in effect at that time, multiplied by (z) Applicable CVR Weight; provided, however, that the CVR Bonus Amount shall be reduced if and to the extent insufficient amounts exist in the Performance Plan (as defined in the Cover-All Employee Incentive Plan) in such Year.

“CVR Performance Factor” shall mean the sum of (a) the CVR Revenue Factor (as defined herein) and (b) the CVR EBIT Factor (as defined herein).

“CVR Revenue Factor” shall mean the product of (a) the fraction, the numerator of which shall be the CVR Revenues (as defined herein) for such Year, and the denominator of which shall be the Targeted CVR Revenues (as defined herein) for such Year, and (b) the CVR Revenue Weight (as defined herein).

“CVR EBIT Factor” shall mean the product of (a) the fraction, the numerator of which shall be the CVR EBIT (as defined herein) for such Year, and the denominator of which shall be the Targeted CVR EBIT (as defined herein) for such Year, and (b) the CVR EBIT Weight (as defined herein).

“CVR EBIT” shall have the value set forth on Schedule B hereto.

“CVR EBIT Weight” shall have the value set forth on Schedule B hereto.

“Targeted CVR EBIT” shall have the value set forth on Schedule B hereto.

“CVR Revenues” shall have the value set forth on Schedule B hereto.

“CVR Revenue Weight” shall have the value set forth on Schedule B hereto.

“Targeted CVR Revenues” shall have the value set forth on Schedule B hereto.

“Applicable CVR Weight” shall mean (a) .10 for the Second Year and (b) .20 for the Third Year.

For the purposes hereof, each of BIS Revenues, BIS EBIT, CVR Revenues, CVR EBIT and Performance Bonus shall be determined by and set forth in a certificate of the Company’s Chief Financial Officer (the “Bonus Certificate”), and shall be based upon the books and records of the Company and calculated in accordance with generally accepted accounting principles consistently applied.  Such certificate shall be final and binding on the parties hereto.  The Executive’s Performance Bonus, if any, for any of the First Year, Second Year and Third Year in excess of any Retention Bonuses (as defined below) received by the Executive during such Year shall be paid in the calendar year following the Year for which such bonus is computed but no later than the earlier of (x) the fifth business day after the date of filing by the Company with the Securities and Exchange Commission of its audited financial statements in \ its Form 10-K Annual Report for such fiscal year and (y) December 31st of the calendar year following the Year for which such bonus is computed.  The specific definitional values reflected on Schedule A and Schedule B hereto to be in effect for Year Two and Year Three shall be agreed to in writing by the Company and the Executive no later than January 31st of each such Year.

(c)

Retention Bonus.  For each Year during the Employment Term, the Executive shall be entitled to receive a retention bonus (the “Retention Bonus”) in an amount equal to 80% of the Target Bonus for such Year.  Such Retention Bonus shall be payable in equal monthly installments and shall be subject to all applicable withholding and other taxes; provided, however, that if the Executive is terminated by the Company for Cause or if the Executive resigns from the Company without Good Reason during any Year, the Executive shall immediately repay any and all Retention Bonuses paid to the Executive for such Year upon demand by the Company.  The amount of the Performance Bonus described in Section 3(b) for any year during the Employment Term shall be reduced, but not below zero, by the amount of the Retention Bonus paid to the Executive in respect of such Year.

(d)

Options.  Upon the Effective Date, the Company shall grant the Executive five-year incentive stock options to purchase 75,000 shares (the “Options”) of the Company’s common stock, $.01 par value per share (the “Common Stock”), granted at a price per share equal to the fair market value of such share as of the date of grant, which Options will vest as to 25,000 shares on each of the first and second anniversaries, respectively, of the Effective Date and as to 25,000 shares on the last day of the Employment Term, all in accordance with and subject to the terms and conditions set forth in the Company’s Amended and Restated 2005 Stock Incentive Plan and a stock option grant agreement to be entered into by and between the Company and the Executive in substantially the form attached hereto as Annex A.

(e)

Benefits.  During the Employment Term, the Executive shall be entitled to the following benefits:

(i)

twenty (20) days of annual paid vacation time, in accordance with the Company’s policies; and

(ii)

participation, subject to qualification and participation requirements, in medical, life or other insurance or hospitalization plans and any pension, profit sharing or other employee benefit plans, presently in effect or hereafter instituted by the Company and applicable to its officers and executive employees.

(f)

Reimbursement of Expenses.  The Executive shall be reimbursed for reasonable and necessary expenses incurred by the Executive in performing his employment hereunder, including cell phone expenses, provided such expenses are adequately documented in accordance with the Companies policies.

4.

Termination.  The Executive’s employment under this Agreement may terminate under the following circumstances:

(a)

Death.  The Executive’s employment shall terminate immediately upon the death of the Executive.

(b)

Disability.  If, as a result of the incapacity of the Executive due to physical or mental disability, the existence of which is confirmed by a physician selected by the Company or its insurers and who is reasonably acceptable to the Executive or the Executive’s legal representative, the Executive is unable to perform substantially and continuously the duties assigned to him under this Agreement, with or without a reasonable accommodation, for a period of four (4) consecutive months or for a non-consecutive period of six (6) months during any twelve (12) month period, the Company may terminate his employment for “Disability” upon thirty (30) days’ prior written notice to the Executive.

(c)

Termination by the Company for Cause.  The Company shall be entitled to terminate the Executive’s employment for Cause.  For purposes hereof, “Cause” shall mean termination based upon (i) any indictment by the Executive of, or plea of guilty or nolo contendere by the Executive with respect to, a felony or any other crime involving moral turpitude or for which fraud or dishonesty is a material element; (ii) the Executive’s willful and deliberate dishonesty of a substantial nature towards the Company or any of its clients; (iii) the Executive’s material breach of this Agreement, which breach if capable of being cured by the Executive is not cured by the Executive within fifteen (15) business days of the date the Company delivers written notice of such breach to the Executive; (iv) the Executive’s theft, fraud, embezzlement, misappropriation, breach of fiduciary duty or duty of loyalty which is materially injurious to the Company, monetarily or otherwise; (v) the Executive’s use of alcohol or drugs which materially interferes with the performance of his duties hereunder or which materially compromises the integrity and reputation of the Executive, the Company or the employees, services or products of the Company; (vi) the Executive’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s business operations; (vii) the failure by the Executive to follow lawful directions communicated to him by the Company, unless the Executive cures such failure within fifteen (15) business days after the Executive receives from the Company written notice of such failure; (viii) violation of federal, state or local employment discrimination laws, including, without limitation, laws relating to sexual harassment; or (ix) the Executive having willfully or recklessly engaged in conduct which is materially injurious to the Company, monetarily or otherwise.

(d)

Termination by the Company Without Cause.  The Company shall have the right to terminate the Executive’s employment without Cause at any time upon thirty (30) days’ written notice or, at the Company’s discretion, payment in lieu of notice.

(e)

Resignation by the Executive for Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(e) below shall have occurred and the Executive provides the Company with written notice thereof within 45 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within fifteen (15) business days after the receipt of such notice (the “Cure Period”), and (z) the Executive resigns within 30 days after the Cure Period.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent, the occurrence of any of the following:  (i) a material diminution by the Company in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) the Company requiring the Executive’s principal business location to be at any office or location more than 50 miles from the Executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the Executive’s home residence); or (iv) any material breach of this Agreement by the Company.

(f)

Resignation by the Executive Without Good Reason.  The Executive shall have the right to resign his employment without Good Reason at any time upon thirty (30) days’ written notice.

(g)

Expiration of Term.  In the event that the Employment Term is not terminated earlier pursuant to this Section 4 and there is no written extension by the Company and the Executive, the Executive’s employment shall terminate on the Expiration Date.

(h)

Resignation from Offices and Positions.  To the extent applicable, upon cessation of employment for any reason, the Executive agrees that he shall resign from all offices and positions of the Company and any parent, subsidiary or affiliate of the Company effective on the date of his termination of employment and that on such last date of employment he shall submit a letter of resignation to that effect.

5.

Compensation Upon Termination or During Disability.

(a)

Death.  In the event of the Executive’s death, the Executive’s estate or beneficiary shall receive: (i) his Base Salary and Retention Bonus through the date of termination; (ii) any Performance Bonus for any prior Year (in excess of the Retention Bonus paid in such Year) earned but unpaid as of the date of termination; (iii) any other benefits (including unused vacation time) earned and accrued under this Agreement prior to the date of termination; and (iv) any unreimbursed expenses incurred by the Executive up to the date of termination pursuant to Section 3(f) hereof (the items referred to in clauses (i), (ii), (iii) and (iv), collectively, the “Accrued Compensation”).  In addition, the Company shall pay to the Executive a pro-rated Performance Bonus, based upon the number of days the Executive was employed by the Company in such Year during which the termination of employment occurred, in excess of the Retention Bonus paid in such Year, which shall be paid at the same time and in the same manner as such bonus would have been paid if the Executive had remained actively employed by the Company.  Thereafter, the Company shall have no further obligation to the Executive or the Executive’s estate or beneficiary under this Agreement, except to the extent that the Executive’s benefits shall be determined under the Company’s insurance and other benefits programs then in effect.

(b)

Disability.  During any period that the Executive fails to perform his full-time duties with the Company as a result of incapacity due to any Disability (the “Disability Period”), the Executive shall continue to receive his Base Salary and Retention Bonus (less applicable deductions and withholdings), less any compensation payable to the Executive under any applicable disability insurance plan during such period, until this Agreement is terminated pursuant to Section 4(b) hereof.  Thereafter, if the Company terminates the Executive’s employment pursuant to Section 4(b), the Company shall pay to the Executive the Accrued Compensation, subject to any offset pursuant to the immediately preceding sentence.  In addition, the Company shall pay to the Executive a pro-rated Performance Bonus, based upon the number of days the Executive was employed by the Company in such Year during which the termination of employment occurred, in excess of the Retention Bonus paid in such Year, which shall be paid at the same time and in the same manner as such bonus would have been paid if the Executive had remained actively employed by the Company.  The Executive’s right to receive payments by the Company pursuant to the immediately preceding sentence shall be contingent upon and subject to the Executive executing in a timely manner and not revoking a general release of claims as provided in Section 5(e) below, and the Executive’s right to receive such payments shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive breaches any provision of Section 6 or Section 7 hereof.

(c)

Termination for Cause by the Company or Resignation by the Executive Without Good Reason.  If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from the Company without Good Reason, the Executive shall receive his Accrued Compensation.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement, and the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(d)

Termination Without Cause by the Company; Resignation by the Executive for Good Reason.  If the Company terminates the Executive’s employment without Cause pursuant to Section 4(d) of this Agreement or the Executive resigns from employment with the Company for Good Reason pursuant to Section 4(e) of this Agreement, then the Company shall pay to the Executive:  (x) the Accrued Compensation; (y) a pro-rated Performance Bonus, based upon the number of days the Executive was employed by the Company in such Year during which the termination of employment occurred, in excess of the Retention Bonus paid in such Year; and (z) his Base Salary and Retention Bonus, in accordance with the Company’s normal payroll policies, for a period of twelve (12) months following the Executive’s date of termination.  Payment by the Company pursuant to clause (y) above shall be paid at the same time and in the same manner as such bonus would have been paid if the Executive had remained actively employed by the Company.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement, and the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.  The Executive’s right to receive payments by the Company pursuant to clauses (y) and (z) above shall be contingent upon and subject to the Executive executing in a timely manner and not revoking a general release of claims as provided in Section 5(e) below, and the Executive’s right to receive such payments under clauses (y) and (z) above shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive breaches any provision of Section 6 or Section 7 hereof.

(e)

Release of Claims.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Sections 5(b) and 5(d) above (other than Accrued Compensation), the Executive shall have executed and returned to the Company within 45 days after such termination a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.  In such event, the Company shall execute a complete release of Executive in substantially the same form as required by the Company.

(f)

Expiration of Term.  In the event that the Employment Term expires on the Expiration Date, without a written extension by the Company and the Executive, the Company shall pay the Executive the Accrued Compensation; provided, however, that, for the avoidance of doubt, for purposes of this Section 5(f), the Performance Bonus for the Third Year in excess of the Retention Bonus paid in such Year shall be deemed to be Accrued Compensation.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement, and the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(g)

Code Section 409A. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement, means for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the date as of which the Company and the Executive reasonably anticipate that no further services will be performed by the Executive and shall be construed as the date that the Executive first incurs a “separation from service” for purposes of Section 409A of the Code.

6.

Confidentiality and Restrictive Covenants.

(a)

Confidentiality.

(i)

Acknowledgments.  The Executive represents and acknowledges that he has been informed that it is the policy of the Company to maintain as secret and confidential all information relating to (x) the computer software, products, processes and/or other information proprietary to the Company and (y) the customers and employees of the Company (“Confidential Information”), and the Executive further acknowledges that such Confidential Information is of great value to the Company and is the property of the Company.  The parties recognize that the services to be performed by the Executive are special and unique, and that by reason of this employment by the Company, he will acquire Confidential Information as aforesaid.

(ii)

Covenant Against Disclosure.  The parties confirm that to protect the Company’s goodwill, it is reasonably necessary that the Executive agree, and accordingly the Executive does hereby agree, that he will not directly or indirectly (except where authorized by the Board for the benefit of the Company) at any time during the Executive’s employment hereunder or after the Executive ceases to be employed by the Company, divulge to any persons, firms or corporations other than the Company (hereinafter referred to collectively as “Third Parties”), or use, or cause to authorize any Third Parties to use, any such Confidential Information, except to the extent that any such Confidential Information (i) is required to be disclosed by the Executive under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (ii) becomes generally available to the public, other than as a result of a breach by the Executive of this Section 6, or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, or any of its affiliates or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party.

(b)

Return of Company Documents and Information.  The Executive will, upon the expiration or any termination of his employment with the Company for any reason, or upon the Company’s demand, forthwith return to the Company all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof), together with all copies, recordings, abstracts, notes, computer diskettes, computer or computer assisted data storage or reproductions of any kind made from or about the documents and tangible items or the information they contain, and that he will not retain or furnish any such Confidential Information to any Third Party.  Executive will also return (x) all Company-provided electronic storage devices and provide for inspection any of Executive’s electronic storage devices used by him to conduct Company business on or before his termination of employment, or upon the Company’s earlier demand and (y) all passwords, keys, credit cards, equipment or other articles that came into the Executive’s possession or under the Executive’s control in connection with the Executive’s employment by the Company.  Notwithstanding anything herein to the contrary, the Executive shall be permitted to keep his address book and rolodex.

(c)

Non-Competition.  During the Restricted Period (as defined herein), the Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, member, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business that competes with the Business (as defined herein) conducted by the Company or any of its subsidiaries or affiliates within any area in which the Company (including Seller) conducts or has conducted its Business on the date that the Executive’s employment with the Company terminates or within the three (3) year period immediately preceding such time.  Notwithstanding the foregoing, the Executive’s ownership of securities of a public company engaged in competition with the Company’s Business not in excess of one percent (1%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section 6(c).  It is expressly agreed between the parties that if the Executive is working for (i) a competitor engaged in the Business conducted by the Company (including Seller) within any area in which the Company (including Seller) conducts or has conducted its Business on the date that the Executive’s employment with the Company terminates or within the three (3) year period immediately preceding such time or (ii) an insurance or other company which may design and market software (provided the designing and marketing of software is not a predominant and principal part of the business of such other company or concern), it will be presumed that Executive is competing in violation of this Section 6(c), and the burden of proof shall be upon the Executive to rebut this presumption; provided, however, that the Executive shall be permitted to work for an insurance or other company that does not market software so long as such company is neither (A) a customer or active prospective customer of the Company (including Seller) or of any subsidiary or affiliate during the two (2) year period immediately preceding such time nor (B) otherwise competes with the Business.  For purposes hereof, “Business” shall mean the business of either or both of (x) designing, developing or providing software services to the property and casualty insurance industry and (y) providing professional and consulting services relating to business intelligence information technology and the development and licensing of business intelligence software for use in the property and casualty insurance industry, and providing certain related services related thereto.

(d)

Non-Solicitation.  During the Restricted Period, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i)

solicit, induce or attempt to induce any customer, consultant or vendor of the Company (including Seller) or any of its subsidiaries or affiliates during the two (2) year period immediately preceding such time (A) to cease doing business, in whole or in part, or otherwise alter their relationship with the Company or any of its subsidiaries or affiliates, or (B) to do business with any Third Party that has or engages in a business that competes with the Business (as defined herein) conducted by the Company or any of its subsidiaries or affiliates;

(ii)

realize any economic benefit arising from or related to engaging in a business that competes with the Business conducted by the Company (including Seller) or any of their subsidiaries or affiliates; with any Third Party who is or was a customer of the Company (including Seller) or of any subsidiary or affiliate during the two (2) year period immediately preceding such time; or

(iii)

(A) solicit, employ or otherwise engage, as an employee, independent consultant or otherwise, any person or entity who is an employee or independent consultant of the Company or any of its subsidiaries or affiliates or who was an employee or independent consultant of the Company (including Seller) or any of their subsidiaries or affiliates within twelve (12) months period prior to such time (other than any such employee whose employment is terminated by the Company), or (B) interfere with or otherwise seek to influence the relationship of the Company of any of its subsidiaries or affiliates with any employee or independent consultant.  A general employment advertisement or other form of general solicitation by an entity of which the Executive is a part will not constitute solicitation, recruitment or encouragement nor would serving as a reference upon request to an entity with which the Executive is not associated.

(e)

Definition of Restricted Period.  For purposes hereof, “Restricted Period” means (i) the period commencing on the first day of the Employment Term and ending on the last day of the Employment Term and (ii) the period commencing immediately following the last day of the Employment Term and ending thirty (30) months thereafter.  For the avoidance of doubt, Section 6, including all subsections, applies regardless of the basis by which such termination of employment arises (whether by the Company, by the Executive or upon expiration of the Employment Term).

(f)

Further Acknowledgments.  The Executive acknowledges that the restrictions set forth in this Section 6 are reasonable in scope and essential to protect the Company’s legitimate interests in safeguarding its Confidential Information, customer and employment relationships.  The Executive further agrees that compliance by the Executive to the obligations set forth in Sections 6(c) and 6(d) during the Restrictive Period will not cause the Executive any undue hardship, especially given the substantial compensation and benefits provided for in this Agreement in exchange for his compliance with such obligations.  Executive acknowledges that the compensation and benefits provided for herein will allow him to maintain a standard of living of at least the sort of fashion to which he became accustomed while employed at the Company.  The Executive’s breach or threatened breach of his obligations set forth in this Section 6 will result in the immediate suspension of any further payments to the Executive pursuant to Section 5, as applicable, and for the avoidance of doubt, in the case of such suspension, Executive shall not be released or discharged from any of his obligations under this Agreement, including without limitation, this Section 6 and the validity of the Release shall not be affected thereby.

7.

Intellectual Property.

(a)

Assignment.  The Executive assigns to the Company, without additional compensation, all right, title and interest in and to all creations, inventions, ideas, designs, copyrightable materials, trademarks and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Inventions”), relating to any activities of the Company that are conceived or developed by the Executive in the course of his employment, whether alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information after the termination of this Agreement for any reason.  Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.

(b)

Disclosure.  The Executive will promptly inform the Company of any such Inventions.  The Executive shall (whether while employed by the Company or after the termination of this Agreement) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Inventions, including obtaining a patent, registering a copyright or otherwise (and the Executive irrevocably appoints the Company and any of its officers as attorney in fact to undertake such acts in his name).  The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Inventions will continue after the termination of this Agreement for any reason.

(c)

Sublicense.  To the extent, if any, that the Executive retains any right, title or interest with respect to any Inventions that he develops during his employment with the Company, the Executive grants to the Company an irrevocable, paid-up, transferable, sublicensable, worldwide right and license (i) to modify all or any portion of such Inventions, including, without limitation, the making of additions to or deletions from such Inventions, regardless of the medium (now or hereafter known) into which such Inventions may be modified and regardless of the effect of such modifications on the integrity of such Inventions, and (ii) to identify the Executive, or not to identify the Executive, as one or more authors of or contributors to such Inventions or any portion thereof, whether or not such Inventions or any portion thereof have been modified.  The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Inventions that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

8.

Life and Disability Insurance.  The Executive agrees that the Company may apply for and purchase one or more life insurance policies on the life or on the disability of the Executive in such amount or amounts as the Company deems appropriate.  The Company shall be the sole beneficiary of such insurance policy or policies, and the Executive hereby acknowledges that the Company has an insurable interest in the Executive’s life and health.  The Executive agrees to cooperate with the Company in obtaining any insurance on the life or on the disability of the Executive which the Company may desire obtain for its own benefit and shall undergo such physical and other examinations, and shall execute any consents or applications, which the Company may reasonably request in connection with the issuance of one or more of such insurance policies.  The Company hereby agrees to cancel such insurance policy or policies with respect to the Executive upon the termination of the Executive’s employment hereunder.

9.

Disputes.

(a)

Arbitration.  The Executive and the Company will arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Executive’s employment with the Company (“Claims”), with the sole exception being disputes covered by Sections 6 and 7, before the American Arbitration Association (“AAA”) in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  The Executive waives any right to a trial by jury in any controversy, claim or dispute with the Company, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act as amended, the Older Workers’ Benefit Protection Act, the New Jersey Law Against Discrimination or the New Jersey Conscientious Employee Protection Act.  The arbitration proceeding shall be conducted in New York City, New York.

(b)

Administrative Claims.  While this Agreement precludes the Executive from filing a court action for any Claim against the Company, this Agreement does not prohibit the Executive from filing an administrative charge with a local, state or federal administrative body.

(c)

Injunctive Relief.  Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Sections 6 or 7 of this Agreement would cause the Company irreparable harm, and no adequate remedy at law would be available in respect thereof.  Accordingly, if any dispute arises between the parties under Sections 6 or 7, the Company shall not be required to arbitrate such Claim under Section 9(a), but shall have the right to immediately institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond.  If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 9(a) of this Agreement.  The Executive and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the New York State Supreme Court for the County of New York) for this purpose.  Further, the Executive and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.

10.

Miscellaneous.

(a)

Successors; Binding Agreement.  This Agreement and the obligations of the Company under this Agreement and all rights of the Executive under this Agreement shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Executive under this Agreement are personal to the Executive and may not be delegated or assigned by him.

(b)

Notice.  All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:

Cover-All Technologies Inc.
55 Lane Road
Fairfield, New Jersey 07004
Attention:  Chairman

With a copy to:

Sills Cummis & Gross P.C.
One Rockefeller Plaza
New York, New York 10020
Attention:  David E. Weiss, Esq.

If to the Executive:

Mr. Seth Rachlin

60 West 66th Street

Apt. 12A

New York, New York 10023

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof.

(d)

Legal Fees.  In the event of any contest or dispute relating to this Agreement or the termination of the Executive’s employment hereunder, each of the Parties shall bear its own costs and expenses.

(e)

Waivers.  The waiver of either party hereto of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right under this Agreement or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)

Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(g)

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h)

Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(i)

Modifications.

This Agreement may only be modified in a writing signed by both the Company and the Executive.

(j)

Headings Descriptive.  The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(k)

Capacity.  The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations under this Agreement.

(l)

Survival.  The obligations and rights set forth in Sections 3(c), 6, 7, 9 and 10 shall survive the expiration or termination of this Agreement for any reason.

(m)

Code Section 409A.  The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that: (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date.  To the extent the Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six- month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, that if the Executive dies following the date of termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  If the Executive dies following the date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

Notwithstanding the foregoing, the Executive understands and agrees that (1) the Company does not guarantee the tax treatment (state or federal) of any payments or benefits under this Agreement (whether under Code Section 409A or otherwise) and (2) in no event shall the Company have any liability or responsibility to cover or reimburse the Executive for any taxes that he may owe by reason of the payments received by the Executive in accordance with this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

COVER-ALL TECHNOLOGIES INC.

By:  /s/ John W. Roblin

Name: John W. Roblin
Title: CEO

 /s/ Seth Rachlin

SETH RACHLIN